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----------------                          UNITED STATES SECURITIES AND EXCHANGE COMMISSION              ----------------------------
|F  O  R  M   4|                                       Washington, D.C. 20549                           |       OMB APPROVAL       |
----------------                                                                                        |--------------------------|
    Check this box if                       STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP                |OMB Number       3235-0287|
[ ] no longer Subject                                                                                   |Expires: January 31, 2005 |
    to Section 16.                                                                                      |Estimated average burden  |
                                                                                                        |hours per response.....0.5|
                              Filed pursuant to Section 16(a) of the Securities Exchanged Act of 1934,  ----------------------------
                                Section 17(a) of the Public Utility Holding Company Act of 1935 or
                                         Section 30(f) of the Investment Company Act 1940
-----------------------------------------------------------------------------------------------------------------------------------
|1.Name and Address of Reporting Person* |2.Issuer Name and Ticker or Trading Symbol      |6.Relationship of Reporting Person(s) to|
|                                        |                                                |  Issuer (Check all Applicable)         |
|    TURNER,      TERRY          C.      | GOLDEN EAGLE INTERNATIONAL, INC. "MYNG"        |                                        |
|                                        |                                                | X  Director             10% Owner      |
|----------------------------------------|------------------------------------------------|---                   ---               |
|      (Last)             (First)    (MI)|3.IRS Identification . |4.Statement for         | X  Officer               Other         |
|                                        |   Number of Reporting |  Month/Day/Year        |---(give title below) ---(Specify below)|
|                                        |   Person (Voluntary)  |                        |                                        |
| 13803 SO. MAGIC WAND STREET            |                       | 12-30-02               |                                        |
|                                        |                       |                        |                                        |
|----------------------------------------|                       |------------------------|----------------------------------------|
|      (Street)                          |                       |5.If Amendment, Date of |7. Individual or Joint/Group Filing     |
|                                        |                       |  Original (Month/Day/  |   (Check Applicable Line)              |
|                                        |                       |  Year)                 |                                        |
|                                        |                       |                        | X  Form filed by One Reporting Person  |
|                                        |                       |                        |---                                     |
|   DRAPER,           UTAH     84020     |                       |                        |    Form filed by More than One         |
|                                        |                       |                        |--- Reporting Person                    |
|----------------------------------------------------------------------------------------------------------------------------------|
|      (City)         (State)     (Zip)  |                                                                                         |
|                                        |     TABLE I - Non-Derivative Securities Acquired, Disposed of or Beneficially Owned     |
|----------------------------------------------------------------------------------------------------------------------------------|
|1.Title of Security      |2.Trans- |2A.     |3.Trans. |4.Securities Acquired (A) or   |5.Amount of      |6.    |7.Nature of       |
|  (Instr. 3)             |  action |Deemed  |  action |  Disposed of (D)              |  Securities     |Owner.|  Indirect        |
|                         |  Date   |Execu-  |  Code   |                               |  Beneficially   |ship  |  Beneficial      |
|                         | (Month/ |tion    |(Instr.8)|  (Instr. 3, 4, & 5)           |  Owned Following|Form  |  Ownership       |
|                         |  Day/   |Date,   |-------- |-------------------------------|  Reported       |(D)   |  (Instr. 4)      |
|                         |  Year)  |if any. |     |   |                |(A) |         |  Transaction(s) |or    |                  |
|                         |         |(M/D/Y) |Code | V |     Amount     |(D) |  Price  |  (Instr. 3 & 4) |(I)   |                  |
|-------------------------|------------------|---------|----------------|----|---------|-----------------|------| -----------------
|                         |         |        |     |   |                |    |         |                 |      |                  |
|-------------------------|------------------|---------|----------------|----|---------|-----------------|------|------------------|
|                         |         |        |     |   |                |    |         |                 |      |                  |
| COMMON                  |12/30/02 |12/30/02|   X | V |13,586,957      | A1 | $.075   |                 | D    |                  |
|-------------------------|---------|--------|---------|----------------|----|---------|-----------------|------|------------------|
|                         |         |        |     |   |                |    |         |                 |      |                  |
| COMMON                  |12/30/02 |12/30/02|   S |   | 3,586,957      | D2 | $.284   | 10,000,000      | D    |                  |
|-------------------------|---------|--------|---------|----------------|----|---------|-----------------|------|------------------|
|                         |         |        |     |   |                |    |         |                 |      |                  |
|                         |         |        |     |   |                |    |         |                 |      |                  |
|-------------------------|------------------|---------|----------------|----|---------|-----------------|------|------------------|
|                         |         |        |     |   |                |    |         |                 |      |                  |
|                         |         |        |     |   |                |    |         |                 |      |                  |
|-------------------------|---------|--------|-----|---|----------------|----|---------|-----------------|------|------------------|
|                         |         |        |     |   |                |    |         |                 |      |                  |
|                         |         |        |     |   |                |    |         |                 |      |                  |
|-------------------------|---------|--------|---------|----------------|----|---------|-----------------|------|------------------|
|                         |         |        |     |   |                |    |         |                 |      |                  |
|                         |         |        |     |   |                |    |         |                 |      |                  |
|-------------------------|---------|--------|-----|---|----------------|----|---------|-----------------|------|------------------|
|                         |         |        |     |   |                |    |         |                 |      |                  |
|                         |         |        |     |   |                |    |         |                 |      |                  |
|-------------------------|---------|--------|-----|---|----------------|----|---------|-----------------|------|------------------|
| COMMENTS:                                                                                                                        |
|                                                                                                                                  |
| A1: Acquired pursuant to exercise of option.  Exempt from application of Section 16(b) by reason of rule 16b-6(b)                |
| D2: Shares surrendered for the exercise of option.                                                                               |
|                                                                                                                                  |
 ----------------------------------------------------------------------------------------------------------------------------------

Reminder: Report on a separate line for each class of securities beneficially owned directly of indirectly.
* If the form is filed by more than one reporting person, see Instruction 4(b)(v).
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FORM 4 (continued)          TABLE II - Derivative Securities Acquired, Disposed of, or Beneficially Owned
                                   (e.g., puts, calls, warrants, options, convertible security)

------------------------------------------------------------------------------------------------------------------------------------
|1.Title of|2.Conver-|3.     |4.Trans-|5.Number of          |6.Date         |7.Title and Amount |8.Price|9.Number  |10. |11.Nature |
|Derivative|sion or  |Trans- |  action|  Derivative         |Exercisable    |  of Underlying    |of De- |  of      |Own.|   of     |
|Security  |Exercise |action |  Code  |  Securities         |and            |  Securities       |riva-  |Derivative|Form|Indirect  |
|(Instr. 3)|Price of |Date   |(Instr. |  Acquired (A) or    |Expiration     |  (Instr. 3 & 4)   |tive   |Securities|of  |Beneficial|
|          |Deriva-  |       | 3)     |  Disposed of (D)    |Date           |                   |Secur- |Benefi-   |Deri|Ownership |
|          |tive     |(Month/|        |  (Instr. 3, 4 & 5)  |(Month/Day/    |                   |ities  |cially    |Sec.|(Instr. 4)|
|          |Security | Day/  |        |                     | Year)         |                   |(Instr.| Owned at |Dir.|          |
|          |         | Year) |        |                     |---------------|-------------------| 5)    |End of    |(D) |          |
|          |         |       |        |                     |Date   |       |        |Amount or |       |Month     |or  |          |
|          |         |       |--------|---------------------|Exer-  |Expir- | Title  |Number of |       |(Instr. 4)|Ind.|          |
|          |         |       |Code| V |    (A)   |    (D)   |cis-   |ation  |        |Shares    |       |          |(I) |          |
|          |         |       |    |   |          |          |able   |Date   |        |          |       |          |    |          |
|----------|---------|-------|----|---|----------|----------|-------|------ |--------|----------|-------|----------|----|----------|
|          |         |       |    |   |          |          |       |       |        |          |       |          |    |          |
|----------|---------|-------|----|---|----------|----------|-------|------ |--------|----------|-------|----------|----|----------|
|          |         |12/30/ |    |   |          |          |3/20/  |3/20/  |        |          |       |          |    |          |
| OPTION   |$.075    | 2002  | X  | V |          |13,586,957|2002   |2003   | COMMON |13,586,957| $.075 |10,000,000| D  |          |
|----------|---------|-------|----|---|----------|----------|-------|------ |--------|----------|-------|----------|----|----------|
|          |         |       |    |   |          |          |       |       |        |          |       |          |    |          |
|          |         |       |    |   |          |          |       |       |        |          |       |          |    |          |
|----------|---------|-------|----|---|----------|----------|-------|------ |--------|----------|-------|----------|----|----------|
|          |         |       |    |   |          |          |       |       |        |          |       |          |    |          |
|          |         |       |    |   |          |          |       |       |        |          |       |          |    |          |
|----------|---------|-------|----|---|----------|----------|-------|------ |--------|----------|-------|----------|----|----------|
|          |         |       |    |   |          |          |       |       |        |          |       |          |    |          |
|          |         |       |    |   |          |          |       |       |        |          |       |          |    |          |
|----------|---------|-------|----|---|----------|----------|-------|------ |--------|----------|-------|----------|----|----------|


  Explanation of Responses:





                     /S/ TERRY C. TURNER                                                    01/03/03

           ----------------------------------------------                          ----------------------
                 **Signature of Reporting Person                                            Date




       ** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
          See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

    Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure.

          Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB number.















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